 Filed pursuant to Rule 424(b)(5)
 Registration Statement No. 333-240160
PRICING SUPPLEMENT
(To prospectus supplement dated December 22, 2020
and prospectus dated October 30, 2020)
COUNCIL OF EUROPE
DEVELOPMENT BANK
C$300,000,000
4.570% Notes due January 13, 2027
Social Inclusion Bond
The Council of Europe Development Bank (the “Bank” or “CEB”) will pay interest on the 4.570% Notes due January 13, 2027 (the “Notes”) on January 13 and July 13 of each year. Interest will accrue on the Notes from and including July 13, 2023 and the first interest payment date will be January 13, 2024. The CEB may not redeem the Notes prior to their maturity. There is no sinking fund for the Notes.
Purchasers of the Notes must make payment in Canadian dollars. The CEB will pay the principal of and interest on the Notes in Canadian dollars. However, you will receive the principal of and interest on the Notes in U.S. dollars unless you elect to receive such payments in Canadian dollars. See “Summary of the Offering — Currency of Payments on the Notes” in this pricing supplement.
For information on exchange risks, see “Currency Conversions and Foreign Exchange Risks” in the accompanying prospectus and “Foreign Exchange Exposure” in this pricing supplement.

The CEB has applied for the Notes to be admitted to the official list of, and to trading on, the regulated market of the Luxembourg Stock Exchange and expects the Notes to be displayed on the Luxembourg Green Exchange.
PRICE: 100.00% AND ACCRUED INTEREST, IF ANY

	Price to Public(1)		Underwriting Discounts and Commissions(2)		Proceeds to CEB(3)
Per Note		100.00%		0.0318%		99.9682%
Total	C$	300,000,000.00	C$	95,400.00	C$	299,904,600.00

(1)
Plus accrued interest, if any, from July 13, 2023, if settlement occurs after that date.

(2)
The CEB has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3)
Before deducting expenses related to the offering.

Neither the U.S. Securities and Exchange Commission, any state securities commission, the Luxembourg Stock Exchange nor any foreign governmental agency has approved or disapproved of these securities or determined whether this pricing supplement or the accompanying prospectus supplement or prospectus is accurate and complete. Any representation to the contrary is a criminal offense.
The Underwriters expect to deliver the Notes to purchasers in book-entry form only through The Depository Trust Company (“DTC”) on July 13, 2023.

BMO Capital Markets	CIBC Capital Markets	RBC Capital Markets	Scotiabank

Pricing Supplement dated July 6, 2023

This pricing supplement should be read together with the accompanying prospectus supplement dated December 22, 2020 setting forth information relating to the Notes, the accompanying prospectus dated October 30, 2020, and the documents incorporated herein by reference (see “Where You Can Find More Information” in this pricing supplement). These documents taken together are herein referred to as the “disclosure document.” The documents incorporated herein by reference contain information regarding the CEB and other matters. Further information concerning the CEB and the Notes offered hereby may be found in the registration statement (Registration No. 333-240160) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 relating to our debt securities described in the prospectus.
If the information in this pricing supplement differs from the information contained in the accompanying prospectus supplement or prospectus, you should rely on the information in this pricing supplement. If a capitalized term is used in this pricing supplement and not defined, it is defined in the accompanying prospectus or prospectus supplement and has the same meaning herein.

You should rely only on the information provided in the disclosure document. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.
The distribution of this disclosure document, and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this disclosure document comes should inform themselves about and observe any such restrictions. This disclosure document does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.
This pricing supplement includes particulars provided in compliance with the rules governing admission of securities to the official list of and to trading on the regulated market of the Luxembourg Stock Exchange for the purpose of providing information on the CEB. The disclosure document does not constitute a “prospectus” within the meaning of Chapter 2 of Part III of the Luxembourg law dated July 16, 2019 on Prospectuses for Securities (Loi du 16 juillet 2019 relative aux prospectus pour valeurs mobilières et portant mise en æuvre du règlement (UE) 2017/1129). The CEB accepts full responsibility for the accuracy of the information contained in the disclosure document and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein misleading in any material respect. The CEB has not authorized anyone to give you any other information, and the CEB takes no responsibility for any other information that others may give you. You should not assume that the information contained in this disclosure document is accurate as of any date other than the date on the front of each document forming part of the disclosure document, or, with respect to information incorporated by reference, as of the date of such information.
Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Banque Internationale à Luxembourg SA, 69, route d’Esch, L-2953 Luxembourg.
This pricing supplement and the accompanying prospectus and prospectus supplement will be published on the website of the Luxembourg Stock Exchange at https://www.luxse.com/.

References herein to “euro” or “€” are to the single European currency adopted by certain participating member countries of the European Union, as of January 1, 1999. References to “U.S. dollars” or “$” are to United States dollars. References to “Canadian dollars,” “C$” or “CAD” are to Canadian dollars.
References herein to “we” or “us” or similar expressions are to the CEB.

WHERE YOU CAN FIND MORE INFORMATION
The registration statement on Schedule B filed by the Bank (Registration No. 333-240160), including the attached exhibits and schedules, contains additional relevant information about the Notes. The rules and regulations of the Securities and Exchange Commission (the “SEC”) allow the Bank to omit certain information included in the registration statement from this pricing supplement and the accompanying prospectus and prospectus supplement. The registration statement, including its various exhibits, is available to the public over the internet at the SEC’s website: http://www.sec.gov.
The CEB files annual reports and other information with the SEC, which are available to the public over the internet at http://www.sec.gov. The SEC allows the Bank to “incorporate by reference” the documents that the Bank files with the SEC, which means that the CEB can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this pricing supplement and the accompanying prospectus and prospectus supplement, and later information that the CEB files with the SEC will automatically update and supersede this information, as well as the information included in this pricing supplement and the accompanying prospectus and prospectus supplement. We incorporate by reference our annual report on Form 18-K for the fiscal year ended December 31, 2021 and our annual report on Form 18-K for the fiscal year ended December 31, 2022 (File No. 333-164460) (the “Annual Reports”) and any future periodic reports and amendments filed with the SEC under the United States Securities Exchange Act of 1934, as amended, between the date of this pricing supplement and the termination of the offering of the Notes. The Bank’s Form 18-K and amendments on Form 18-K/A contain or will contain, among other information, its most recently published annual report and financial statements, from time to time.
You can obtain any of the documents incorporated by reference in this document through us or from the SEC as described above. Documents incorporated by reference are available without charge by requesting them in writing or by telephone from the CEB at the following address and telephone number:
Council of Europe Development Bank
55, avenue Kléber
75116 Paris, France
+33 (0)1 47 55 55 00

SUMMARY OF THE OFFERING
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.
Issuer
Council of Europe Development Bank.
Securities Offered
C$300,000,000 principal amount of 4.570% Notes due January 13, 2027, divided into 300 thousand Notes in the denomination of C$1,000 each.
Issue Date
July 13, 2023.
Maturity Date
January 13, 2027.
Interest Payment Dates
January 13 and July 13 of each year, with interest accruing from July 13, 2023 and the first interest payment being made on January 13, 2024.
Interest Rate
4.570% per annum, from July 13, 2023. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months unadjusted except that, whenever it is necessary to compute any amount of accrued interest for a period of less than one full year, other than with respect to semi-annual interest payments, such interest shall be calculated on the basis of the actual number of days in the period and a year of 365 days, (known as “Actual/Actual Canadian Compound Method”), subject to the Business Day Convention.
Currency of Payments on the Notes
The CEB will pay the principal of and interest on the Notes in Canadian dollars. However, noteholders will receive payments in U.S. dollars, unless they elect to receive payments in Canadian dollars as set forth below. If a noteholder does not make such election, payments to such noteholder will be converted to U.S. dollars by the Fiscal Agent. The U.S. dollar amount in respect of any payment to be made to a noteholder who did not make a timely election to receive payment in Canadian dollars will be based on the Fiscal Agent’s spot rate for the purchase of U.S. dollars with the aggregate Canadian dollar amount payable to all note holders receiving U.S. dollar payments, for settlement on the applicable payment date, at a time and date immediately preceding such payment date. If such spot rate is not available, the Fiscal Agent will obtain a bid quotation from a leading foreign exchange bank in London or New York City selected by the Fiscal Agent for such purchase. All costs of any such conversion into U.S. dollars will be borne by the relevant noteholder by deduction from such payments. If no spot rate or bid quotation is available, the Fiscal Agent shall make payments in Canadian dollars to noteholders who were expecting to receive U.S. dollars, provided that such payment will only be made to such a noteholder if and when the Fiscal Agent has been notified of the Canadian dollar account to which such payment should be made.
A noteholder may elect to receive payment of the principal of, or interest on, the Notes in Canadian dollars by notifying DTC by the date that is 15 calendar days prior to each Interest Payment Date (the “Record Date”) of (i) its election to receive all or a portion of such payment in Canadian dollars for value on the relevant due date for interest payment or final redemption, as the case may be, and

(ii) wire transfer instructions to an account denominated in Canadian dollars with respect to any payment to be made in Canadian dollars. Such election shall be made by the noteholder and any such election in respect of that payment shall be irrevocable. An indirect DTC participant must notify the registered holder through which it is holding its interest in a Global Note of such election and wire transfer instructions by the Record Date. DTC will notify the Fiscal Agent of such election and wire transfer instructions and of the remaining amount of Canadian dollars to be converted into U.S. dollars, prior to 5:00 p.m. (New York City time) on the fifth DTC business day following the Record Date. If complete instructions are received by the DTC participant and forwarded by the DTC participant to DTC, and by DTC to the Fiscal Agent, on or prior to such dates, the noteholder will receive payment in Canadian dollars outside DTC. Otherwise, only U.S. dollar payments will be made by the Fiscal Agent. Payments in Canadian dollars outside DTC will be made by wire transfer of same day funds in accordance with the relevant wire transfer instructions for value on the relevant payment date.
For information on exchange risks see “Foreign Exchange Exposure” in this pricing supplement and “Currency Conversions and Foreign Exchange Risks” in the accompanying prospectus.
Business Day Convention
Payments of principal or interest are subject to the Business Day Convention as described with respect to New York and TARGET business days in the accompanying prospectus supplement. In addition, if an Interest Payment Date or the Maturity Date is a day on which banking institutions are authorized or obligated by law to close in Toronto, then payment of principal or interest need not be made on such Interest Payment Date or Maturity Date, as applicable. The CEB may make the required payment on the next succeeding day that is not a day on which banking institutions are authorized or obligated by law to close in Toronto. The payment will be made with the same force and effect as if made on the Interest Payment Date or Maturity Date and no additional interest shall accrue for the period from the Interest Payment Date or Maturity Date to the date of actual payment.
Redemption
The Notes are not subject to redemption prior to maturity.
Settlement Cycle
T+5.
Listing
The CEB has applied for the Notes to be admitted to the official list of and to trading on the regulated market of the Luxembourg Stock Exchange and expects the Notes to be displayed on the Luxembourg Green Exchange.
Form, Registration and
Settlement
The Notes will be represented by the Global Note registered in the name of Cede & Co. as nominee for DTC. The Global Note will be deposited with a custodian for DTC. Except as described in the accompanying prospectus, beneficial interests in the Global Note will be represented through accounts of financial institutions acting on behalf of the beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Note through DTC, if they are participants in DTC, or indirectly through organizations that are participants in DTC including CDS

Clearing and Depository Services Inc., also known as CDS. Owners of beneficial interests in the Global Note will not be entitled to have Notes registered in their names and will not receive or be entitled to receive physical delivery of definitive Notes. Purchasers of the Notes must make payment in Canadian dollars. See “Global Clearance and Settlement” in the accompanying prospectus.
Withholding Tax; No Additional Amounts
The CEB has been advised that under current United States tax law payments of principal of and interest on the Notes may generally be made by the CEB without withholding or deduction for United States withholding taxes, assuming that the requirements set forth under “United States Taxation — United States Alien Holders” and “United States Taxation — Backup Withholding and Information Reporting” in the accompanying prospectus are satisfied. The CEB will not pay additional amounts to holders of Notes who are individuals in respect of any withholding tax. For further details, see “United States Taxation” in the accompanying prospectus and “Description of the Notes — No Payment of Additional Amounts” in the accompanying prospectus supplement.
Fiscal Agent
Citibank, N.A., London Branch will be acting in its capacity as Fiscal Agent through its office located at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom.
Notices
All notices will be published in a daily English language newspaper of general circulation in New York (expected to be The Wall Street Journal) and in Canada (expected to be the Globe and Mail), provided that for so long as any Notes are represented by global notes notices may be given by delivery of the relevant notice to DTC by the CEB or the Fiscal Agent for communication by DTC to its participants in substitution for publication in any such newspaper. For additional considerations relating to notices, see “Notices” in the accompanying prospectus supplement.

FOREIGN EXCHANGE EXPOSURE
An investment in notes, which are denominated in, and provide for payments in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, entails significant risks that are not associated with a similar investment in a security denominated in that other currency. For further information, see “ Currency Conversions and Foreign Exchange Risks”“ in the accompanying prospectus.
The following table shows the average, high and low noon buying rates for Canadian dollars, expressed in number of Canadian dollars per US$1.00 as published by the Federal Reserve Bank of New York, for the periods and dates indicated. No representation is made that the Canadian dollar or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate.
Year Ended December 31,	Average(1)	High	Low
2018	1.2999	1.3650	1.2280
2019	1.3232	1.3591	1.2962
2020	1.3408	1.4539	1.2715
2021	1.2533	1.2941	1.2031
2022	1.3014	1.3873	1.2452

(1)
The average of the noon buying rates on the last business day of each month during the relevant period.

The following table shows the high and low noon buying rates for Canadian dollars per US$1.00 for each month from January 2023 through June 2023. The noon buying rate for Canadian dollars on June 30, 2023 was C$1.3232 = US$1.00.
	High	Low
January 2023	1.3664	1.3314
February 2023	1.3618	1.3317
March 2023	1.3804	1.3525
April 2023	1.3627	1.3344
May 2023	1.3636	1.3356
June 2023	1.3441	1.3145

USE OF PROCEEDS
The CEB intends to allocate an amount equivalent to the net proceeds from the Notes (the “Proceeds”) to the financing and/or refinancing, in part or in full, of new and/or existing eligible social loans according to its Social Inclusion Bond Framework in one or several of the following sectors of action: (i) social housing for low-income persons: projects for the renovation, construction or refurbishing of housing and for the conversion of buildings into housing so as to provide decent housing for low-income persons; (ii) education and vocational training: projects concerning education, including vocational training, and related basic infrastructure with the aim to provide access to education and vocational training; (iii) health and social care: projects concerning health and related infrastructure with the aim to improve and protect public health, in particular providing assistance to vulnerable populations; and (iv) supporting micro, small and medium-sized enterprises (“MSMEs”) for the creation and preservation of viable jobs: projects facilitating access to credit for MSMEs for the prime purpose of promoting the creation and preservation of viable jobs.
Accordingly, “Eligible Social Loans” are defined as loans which are selected from some or all of the above-mentioned sectors of action.
The CEB will manage the Proceeds from the Notes, which will be included in the CEB’s treasury and managed by the CEB’s finance department, by applying a notional equivalence approach between the Proceeds and the Eligible Social Loans financed. Overall, the CEB intends to allocate an amount equal to the net proceeds from its issuances of Social Inclusion Bonds to a portfolio of Eligible Social Loans. The CEB will strive, over time, to achieve a level of allocation for the portfolio of Eligible Social Loans which matches or exceeds the balance of the net proceeds from the Bank’s outstanding portfolio of Social Inclusion Bonds. Additional Eligible Social Loans will be added to the Eligible Social Loans portfolio to the extent required to ensure that an amount equal to the net proceeds from the CEB’s outstanding Social Inclusion Bonds will be allocated to Eligible Social Loans. Until full allocation of the Proceeds to a portfolio of existing or new Eligible Social Loans, which is to occur within 24 months, any unallocated funds will be managed in line with the standard processes of the CEB’s treasury.
The CEB intends to provide aggregated reporting for all of its Social Inclusion Bonds outstanding and will publish a Social Inclusion Bond Report, consisting of an allocation report and an impact report, annually, at least until the proceeds have been fully allocated. The allocation report will provide, on an aggregated basis, indicators such as the size of the Eligible Social Loans portfolio (per International Capital Markets Association Social Bond Principles category), the total amount of proceeds allocated to the Eligible Social Loans portfolio, the balance (if any) of unallocated proceeds, the amount or the percentage of new financing and refinancing and the geographical distribution of the projects (at country level). The CEB will also report on the social impact of the projects that were financed with the Social Inclusion Bond proceeds, and the corresponding United Nations Sustainable Development Goals (SDGs) the projects address. This impact report may include certain quantitative indicators. The reporting will be publicly available on CEB’s website. Any information available on or accessible through the CEB’s website is not incorporated herein by reference.
For information on certain risks related to the use of proceeds of the Notes, see “Risks Relating to the Use of Proceeds of Certain Notes” set forth in the accompanying prospectus supplement.
ADDITIONAL INFORMATION ON UNITED STATES TAXATION
The following supplements the discussion under the “United States Taxation” section of the accompanying prospectus regarding the U.S. federal income tax treatment of the Notes, and should be read in conjunction therewith.
Because the Notes are denominated in Canadian dollars, a United States holder (as defined in the accompanying prospectus under the caption “United States Taxation”) of the Notes will generally be subject to special United States federal income tax rules governing foreign currency transactions. We believe that a United States holder — even if the holder does not elect to receive payments in Canadian dollars — should determine amounts received with respect to a Note (including principal and interest) by reference to the U.S. dollar value of the Canadian dollar amount of the payment, calculated at the currency exchange rate in effect on the date of payment. The U.S. dollar amount that is actually received by the

United States holder may differ from the amount determined under the preceding sentence, since the U.S. dollar amount of the payment will be determined by reference to a currency exchange rate determined at a time and date immediately preceding the relevant payment date. Accordingly, a United States holder of the Notes may recognize United States source foreign currency gain or loss in an amount equal to such difference (in addition to any foreign currency gain or loss otherwise recognized upon the receipt of an interest payment or a sale or retirement of the Notes). The U.S. Internal Revenue Service could take the position, however, that the amounts received by a United States holder in respect of a Note should be equal to the U.S. dollar amount that is actually received by the United States holder. Prospective United States holders of the Notes should consult their tax advisors regarding these rules.
In addition, as discussed under “— United States Holders — Book/Tax Conformity” in the accompanying prospectus, United States holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). However, regulations finalized in 2020 generally would exclude, among other items, original issue discount and market discount (in either case, whether or not de minimis) from the applicability of the book/tax conformity rule.

UNDERWRITING
The Bank intends to offer the Notes through Bank of Montreal, London Branch, CIBC Capital Markets (Europe) S.A., RBC Europe Limited and Scotiabank (Ireland) Designated Activity Company as Underwriters. Subject to the terms and conditions of the underwriting agreement with the CEB, dated July 6, 2023, the Underwriters have agreed to purchase, and the CEB has agreed to sell to the Underwriters, C$300,000,000 in principal amount of Notes, as indicated in the table below:
Underwriter	Principal Amount of the Notes
Bank of Montreal, London Branch	C$	75,000,000
CIBC Capital Markets (Europe) S.A.	C$	75,000,000
RBC Europe Limited	C$	75,000,000
Scotiabank (Ireland) Designated Activity Company	C$	75,000,000
Total	C$	300,000,000
The underwriting agreement provides that the Underwriters are obligated to purchase all of the Notes if any are purchased.
The Underwriters propose to offer the Notes initially at the offering price on the cover page of this pricing supplement.
The Underwriters may offer such Notes to selected dealers at the public offering price minus a selling concession of up to 0.0318% of the principal amount of the Notes. After the initial offering, the Underwriters may change the public offering price and other selling terms.
The CEB has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.
The total expenses of the offering to the CEB, excluding underwriting discounts and commissions, are estimated to amount to approximately $100,000.
The Notes are a new issue of securities with no established trading market. The CEB has been advised by the Underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. No assurance can be given with respect to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.
In connection with this offering, the Underwriters may, subject to applicable laws and regulations, purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.
These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time.
Offers and sales in the United States are expected to be made through affiliates of the Underwriters that are registered as broker-dealers, acting as U.S. selling agents.
Other relationships
The Underwriters and their affiliates from time to time may have provided certain investment banking, commercial banking and financial advisory services to the Bank, for which they have received customary fees, commissions and other payments, and they may provide such services to us in the future, for which they would receive customary fees, commissions and other payments.
Notice by CIBC Capital Markets (Europe) S.A. and Scotiabank (Ireland) Designated Activity Company to Distributors regarding MiFID II Product Governance
Solely for the purposes of the product approval process of CIBC Capital Markets (Europe) S.A. and Scotiabank (Ireland) Designated Activity Company (the “EU Manufacturers”), the target market assessment made by the EU Manufacturers in respect of the Notes has led the EU Manufacturers to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the EU Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the EU Manufacturers’ target market assessment) and determining appropriate distribution channels, subject to the distributor’s suitability and appropriateness obligations under MiFID II, as applicable. The issuer does not fall under the scope of application of MiFID II and, in particular, does not qualify as a manufacturer or distributor for the purposes of MiFID II.
Notice by Bank of Montreal, London Branch and RBC Europe Limited to Distributors regarding UK MiFIR Product Governance
Solely for the purposes the product approval process of Bank of Montreal, London Branch and RBC Europe Limited (the “UK Manufacturers”), the target market assessment by the UK Manufacturers in respect of the Notes has led the UK Manufacturers to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the Notes are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the UK Manufacturers’ target market assessment; however, a distributor subject to FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the UK Manufacturers’ target market assessment) and determining appropriate distribution channels, subject to the distributor’s suitability and appropriateness obligations under COBS, as applicable. The issuer does not fall under the scope of application of UK MiFIR and, in particular, does not qualify as a manufacturer or distributor for the purposes of UK MiFIR.

VALIDITY OF THE NOTES
The validity of the Notes will be passed upon on behalf of the CEB by Sullivan & Cromwell LLP, Paris, France, and for the Underwriters by Cleary Gottlieb Steen & Hamilton LLP, Paris, France. Sullivan & Cromwell LLP and counsel to the Underwriters may rely as to certain matters on the opinion of the CEB’s General Counsel.
EXPERTS
The financial statements of the CEB for the fiscal years ended December 31, 2021 and December 31, 2022, including the balance sheet, income statement, statement of comprehensive income, the statement of changes in equity, the statement of cash flows and notes comprising a summary of significant accounting methods and other explanatory notes, included in the CEB’s Annual Reports on Form 18-K and incorporated by reference herein, have been audited by Ernst & Young Audit, an independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein and incorporated herein by reference, and are included in reliance upon their report given on the authority of this firm as experts in accounting and auditing.
GENERAL INFORMATION
The following information is required by the rules of the Luxembourg Stock Exchange:
1.
The issuance of the Notes was duly authorized by the CEB pursuant to a resolution of the Administrative Council of September 30, 2022.

2.
The Notes have been accepted for clearance through DTC. The Global Note has been assigned ISIN US222213BD15, CUSIP 222213 BD1 and Common Code 264952859.

3.
The CEB will appoint Citibank, N.A., London Branch as Paying Agent and transfer agent with respect to the Notes. A copy of the Fiscal Agency Agreement will be available for inspection at the offices of Citibank, N.A., London Branch and Banque Internationale à Luxembourg SA, so long as any of the Notes are listed on the Luxembourg Stock Exchange. In addition, a copy of the current, and any future, published annual and interim report of the CEB described under “Where You Can Find More Information” may be obtained free of charge at the office of Banque Internationale à Luxembourg SA, so long as any of the Notes are listed on the Luxembourg Stock Exchange.

4.
The Legal Entity Identifier (LEI) code of the CEB is 549300UYNXMI821WYG82.

 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-240160
PROSPECTUS SUPPLEMENT
(To prospectus dated October 30, 2020)
COUNCIL OF EUROPE
DEVELOPMENT BANK
Notes
The Council of Europe Development Bank may offer its Notes from time to time in amounts, at prices, in currencies and on terms to be determined at the time of sale. The Notes will be direct and unsecured obligations of the Council of Europe Development Bank.
The specific designation, aggregate principal amount, currency and other terms as well as any specific intended use of proceeds in connection with the offering and sale of each issue of Notes will be set forth in a pricing supplement. Investors should read this prospectus supplement, the accompanying prospectus and the accompanying pricing supplement carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2020

If a capitalized term is used in this prospectus supplement and is not defined, it is defined in the accompanying prospectus and has the same meaning herein.

INFORMATION RELATING TO THE NOTES
The following description of the general terms and conditions of the Notes that may be offered by the Council of Europe Development Bank (the “CEB” or the “Bank”) hereby (referred to in the accompanying prospectus as the “securities”) set forth under “Description of the Notes” herein supplements, and to the extent, if any, inconsistent therewith, replaces, the description of the general terms and conditions of the securities set forth in the accompanying prospectus to which description reference is hereby made. Such descriptions do not purport to be complete and are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note filed by the Bank with the SEC. Particular terms and conditions of any Notes offered by the Bank will be specified in a supplemental pricing supplement.
USE OF PROCEEDS
General
Except as otherwise set forth in the applicable pricing supplement, the net proceeds from the sale of the securities offered hereby will be used in the general operations of the CEB, including disbursements of loans heretofore or hereafter granted by the CEB. The Bank can make no representation as to the particular projects for which, or borrowers to which, such loans will be made or as to the Member States in which such projects will be located.
The pricing supplement relating to any specific series of the Notes may provide for a specific intended use of proceeds, such as that the Bank intends to apply the net proceeds raised through the offering of any Notes, in part or in full, to finance certain social, green or sustainable projects in certain areas of activity. For information on certain risks related to such Notes, see “Risks Relating to the Use of Proceeds of Certain Notes” herein.
Social Inclusion Bonds
In particular, the pricing supplement relating to any specific series of Notes may indicate that the Bank intends to allocate an amount equivalent to the net proceeds raised through the offering of such Notes (the “Proceeds”), in part or in full, to new and/or existing eligible social loans according to the Bank’s Social Inclusion Bond Framework (the “Eligible Social Loans”). CEB’s Social Inclusion Bond Framework is aligned with the International Capital Markets Association’s “Social Bond Principles” issued in June 2018. Unless otherwise stated in the applicable pricing supplement, Eligible Social Loans can finance projects in the following sectors of action: (i) social housing for low-income persons; (ii) education and vocational training; (iii) support to micro, small and medium-sized enterprises (MSMEs) for the creation and preservation of viable jobs; and (iv) health. The sectors of action to which the Proceeds from such Notes, which the Bank also refers to as “Social Inclusion Bonds,” will be allocated, will be set forth in the applicable pricing supplement.
Unless otherwise indicated in the applicable pricing supplement, the Bank will manage the Proceeds from such Notes, which will be included in the Bank’s treasury, by applying a notional equivalence approach between the Proceeds and the Eligible Social Loans financed. Eligible Social Loans will have been disbursed in the two years immediately preceding the issue date of the Notes or will be disbursed in the two years immediately following the issue date of the Notes. The process for project evaluation and selection of Eligible Social Loans is based on the Bank’s loan policies, which focus on vulnerable groups and exclude controversial sectors. Until full allocation of the Proceeds, any unallocated funds will be managed in line with the standard processes of the Bank’s treasury.
Unless otherwise indicated in the applicable pricing supplement, the Bank will publish a report on the allocation of Proceeds on its website in the calendar year following the issue date of such Notes. Such report will include an overview of the Eligible Social Loans to which the Proceeds have been allocated, provide information on the allocation per sector of action and per year of disbursement and, for each selected sector of action, specify the distribution of the Proceeds by year of disbursement and by country. The report will also summarize the social impact of the Eligible Social Loans based on certain quantitative indicators. If the Proceeds have not been fully allocated at the time of the publication of this report, the Bank will publish a second report including the same information after full allocation of the Proceeds and at the latest by the end of the second calendar year following the issue date of such Notes. Any information available on or accessible through the CEB’s website is not incorporated herein by reference.
For information on certain risks related to such Notes, see “Risks Relating to the Use of Proceeds of Certain Notes” herein.

DESCRIPTION OF THE NOTES
The general terms and conditions of the Notes that may be offered by the Bank are subject to change as set forth in the applicable pricing supplement, and such pricing supplement supplements, and to the extent, if any, inconsistent therewith replaces, the general terms and conditions of the Notes set forth below.
General
The Notes (the “Notes”) will be issued under a fiscal agency agreement dated as of February 1, 2010, as amended and supplemented by the letter agreement dated September 23, 2016, (the “Fiscal Agency Agreement”) between the CEB and Citibank, N.A., as fiscal agent (the “Fiscal Agent”). The Notes constitute direct and unsecured obligations of the CEB. Interest will be paid on the Notes at the rate specified in the applicable pricing supplement and will be payable on any such dates specified therein (each, an “Interest Payment Date”), subject to the Business Day Convention as defined below. The Notes will bear interest starting on the day specified in the pricing supplement and will mature on the date specified therein (the “Maturity Date”). The Notes are not subject to any sinking fund.
If an Interest Payment Date or the Maturity Date is a day on which banking institutions are authorized or obligated by law to close in New York, London or in a place of payment, or any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (“TARGET”) System is not operating, then payment of principal or interest need not be made on such Interest Payment Date or Maturity Date, as applicable. The CEB may make the required payment on the next succeeding day that is not a day on which banking institutions are authorized or obligated by law to close in New York, London or in the place of payment, or any day on which the TARGET System is not operating. The payment will be made with the same force and effect as if made on the Interest Payment Date or Maturity Date and no additional interest shall accrue for the period from the Interest Payment Date or Maturity Date to the date of actual payment. Such adjustments of the Interest Payment Date or Maturity Date are referred to as the “Business Day Convention”.
Fiscal Agent
The duties of the Fiscal Agent will be governed by the Fiscal Agency Agreement. The CEB may replace the Fiscal Agent. The CEB may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the Fiscal Agent. The Fiscal Agent is the agent of the CEB, not a trustee for the holders of the Notes, and does not have the same responsibilities or duties to act for such holders as would a trustee.
The Fiscal Agent will be responsible for:
•
maintaining a record of the aggregate holdings of Notes;

•
ensuring that payments of principal and interest in respect of the Notes received by the Fiscal Agent from the CEB are duly credited to the holders of the Notes; and

•
transmitting to the CEB any notices from the holders of the Notes, or, as described below under “— Notices”, transmitting notices from the CEB to holders of the Notes.

Payment of Principal and Interest
Interest will be payable to the persons in whose names the Notes are registered at the close of business on the date that is 15 calendar days prior to each Interest Payment Date (the “Record Date”), or such other record date as may be specified in the applicable pricing supplement. The Record Date may be changed by agreement among the CEB, the Fiscal Agent and all applicable securities clearing systems. The principal of and interest on the Notes will be paid in such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts, or such other currency or currencies as may be specified in the applicable pricing supplement. The CEB may change or terminate the designation of paying agents from time to time. Payments of principal and interest at such agencies will be subject to applicable laws and regulations, including any withholding or other taxes, and will be effected by wire transfer to the person entitled to such payment at the person’s address appearing on the register of Notes maintained by the security registrar.

The CEB will redeem the Notes on the Maturity Date at 100% of the principal amount plus accrued but unpaid interest to date, unless otherwise specified in the applicable pricing supplement.
The Notes will be sold in denominations of $1,000 and integral multiples thereof, or such other denomination as may be specified in the applicable pricing supplement.
Any monies paid by the CEB to the Fiscal Agent or any paying agent for the payment of the principal of or interest, respectively, on any Notes that remain unclaimed at the end of ten years or five years, respectively, after such principal or interest shall have become due and payable (whether at maturity or otherwise) shall then be repaid to the CEB without undue delay. Upon such repayment all liability of the Fiscal Agent and any paying agent with respect to such monies shall cease. Any obligation the CEB may have to pay the principal of the Notes shall terminate at the end of ten years after such principal shall have become due and payable. Any obligation the CEB may have to pay any interest on the Notes shall terminate at the end of five years after such interest shall have become due and payable.
Redemption
Unless otherwise specified in the applicable pricing supplement, the Notes shall not be redeemed prior to maturity.
No Payment of Additional Amounts
All payments of principal and interest on the Notes will be subject to any fiscal or other laws and regulations applicable thereto. The CEB has no obligation to pay investors any additional amounts in respect of the Notes as a result of possible withholding or deduction for taxes pursuant to any such law and/or regulations. Accordingly, the holder will, in the event of any such withholding or deduction, receive less than he or she would have received without such withholding or deduction.
Taxes
The CEB urges investors to read the discussion beginning on page 18 of the accompanying prospectus and to discuss the tax consequences of their investments in the Notes with their tax advisors.
Further Issues
The CEB may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes having the same terms and conditions as the Notes in all respects (or in all respects except for the issue date, issue price and, if applicable, the first interest payment thereon) and such further notes shall be consolidated and form a single series with the Notes outstanding.
Notices
All notices will be published in a daily English language newspaper of general circulation in London (expected to be the Financial Times) and in New York (expected to be The Wall Street Journal), provided that for so long as any Notes are represented by global notes notices may be given by delivery of the relevant notice to DTC by the CEB or the Fiscal Agent for communication by DTC to its participants in substitution for publication in any such newspaper. In addition, so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of that Exchange so require, such notices will be published on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by the CEB with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.
Timing and Delivery
It is expected that delivery of the Notes will be made upon the instructions of the managers against payment on or about the date specified in the applicable pricing supplement, which may be later than the second business day following the date of pricing of the Notes. Under Rule 15c6-1 of the Securities and

Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade Notes on the date of pricing of the Notes or the succeeding business days up to two days prior to the date of delivery of the Notes, it may be required, by virtue of the fact that the Notes will initially settle later than on the second business day following the date of pricing of the Notes or any other day as specified in the applicable pricing supplement, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on any day for which settlement within two business days would not be possible should consult their own advisors.

RISKS RELATING TO THE USE OF PROCEEDS OF CERTAIN NOTES
The pricing supplement relating to any specific series of the Notes may provide that the Bank intends to apply the net proceeds raised through the offering of such Notes, in part or in full, to finance certain social, green or sustainable projects in certain areas of activity based on certain criteria, with such Notes being referred to as “social inclusion bonds”, “green bonds”, “sustainable bonds” or by similar designations. Prospective investors should have regard to the information set out in the relevant pricing supplement regarding such use of proceeds and must determine for themselves the relevance of the information relating to the use of proceeds of any such Notes for purposes of any investment in such Notes together with any other investigation such investors deem necessary. In particular, no assurance is given by the Bank or any other person that the use of proceeds for any social, green or sustainable project will satisfy, whether in whole or in part, any present or future investor expectations or requirements or meet investment criteria or guidelines which such investor or its investments are required to comply with. It also cannot be excluded that adverse social, green or other impacts will occur during the implementation of such projects. Furthermore, it should be noted that there is currently no clear definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “social”, “green”, “sustainable” or an equivalently-labelled project or as to which precise attributes are required for a particular project to be defined as “social”, “green”, “sustainable” or such other equivalent label and there can be no assurance that such a clear definition or consensus will develop over time.
In the event that any such Notes are listed, admitted to trading or displayed on any dedicated “social”, “green”, “sustainable” or other equivalently-labelled segment of any stock exchange or securities market (whether or not regulated), no representation or assurance is given by the Bank or any other person that such listing, admission or display satisfies, whether in whole or in part, any present or future investor expectations or requirements or meets investment criteria or guidelines which such investor or its investments are required to comply with. Furthermore, it should be noted that the criteria for any such listing, admission to trading or display may vary from one stock exchange or securities market to another. No representation or assurance is given or made by the Bank or any other person that such listing, admission to trading or display will be obtained or maintained in respect of any such Notes.
While the Bank intends to apply the proceeds of any such Notes to certain projects, or loans financing certain projects, as specified in the relevant pricing supplement, there can be no assurance that it will be possible to implement the relevant projects or use the proceeds in, or substantially in, such manner and/or in accordance with any time schedule and that such proceeds will be totally or partially disbursed for such projects. There can also be no assurance that the relevant projects will be completed within any specified period or at all or with the results or outcome as originally expected or anticipated by the Bank. Any such event or failure by the Bank will not constitute an event of default under the Notes.

PROSPECTUS
COUNCIL OF EUROPE
DEVELOPMENT BANK
Debt Securities
The Council of Europe Development Bank from time to time may offer its debt securities denominated in U.S. dollars, in euro, or in other currencies to be determined at the time of sale. The maximum aggregate principal amount of securities that may be issued is $6,831,082,000, treating any offering of securities in a currency or currencies other than the U.S. dollar as the equivalent in U.S. dollars based on the applicable exchange rate at the date of issue.
The securities will be offered from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. The securities will be direct and unsecured obligations of the Council of Europe Development Bank.
The specific designation, aggregate principal amount and other terms in connection with the offering and sale of each issue of securities will be set forth in a prospectus supplement and, if applicable, a pricing supplement. You should read this prospectus, the prospectus supplement and any pricing supplement carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2020

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that the Council of Europe Development Bank (the “CEB” or the “Bank”) filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, the CEB may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $6,831,082,000 or the equivalent of this amount in foreign currencies.
This prospectus provides a general description of the securities the Bank may offer. Each time the CEB sells securities, it will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The prospectus supplement and/or pricing supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any pricing supplement together with additional information described under the heading “Where You Can Find More Information” below before you purchase the Bank’s securities.
You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. The Bank has not authorized anyone to provide you with different or additional information. The CEB is not offering these securities in any state where the offer is not permitted by law. You should not assume that the information in this prospectus, or any prospectus supplement or any pricing supplement, is accurate at any date other than the date indicated on the cover page of those documents.
As used herein, the terms “euros” and the euro sign (€) refer to euro, and the terms “dollars”, “U.S. dollars”, “USD” and the dollar sign ($) refer to United States dollars.
FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement, any pricing supplement and any documents incorporated by reference in this prospectus, any prospectus supplement and any pricing supplement may contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties and actual results may differ materially from those contained in any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION
The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities. The rules and regulations of the SEC allow the Bank to omit certain information included in the registration statement from this prospectus. The registration statement, including its various exhibits, is available to the public over the internet at the SEC’s website: http://www.sec.gov.
In addition, the Bank files annual reports and other information with the SEC, which are available to the public over the internet at http://www.sec.gov or may be read and copied at the SEC’s public reference room. The SEC allows the Bank to “incorporate by reference” the documents that the Bank files with the SEC, which means that the CEB can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that the CEB files with the SEC will automatically update and supersede this information, as well as the information included in this prospectus.
The CEB voluntarily files annual reports on Form 18-K and amendments thereto on Form 18-K/A with the SEC. The CEB incorporates by reference its annual reports on Form 18-K for the fiscal years ended December 31, 2018 and December 31, 2019 (file no. 333-166746), as well as any subsequent amendments thereto filed on Form 18-K/A to the extent such filings indicate that they are intended to be incorporated by reference. The Bank’s Form 18-K and amendments on Form 18-K/A contain or will contain, among other information, its most recently published annual report and financial statements, from time to time. Furthermore, the CEB incorporates by reference any future periodic reports and other future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference.
You can obtain any of the documents incorporated by reference in this document from the CEB or the SEC. Documents incorporated by reference are available from the CEB without charge, excluding any exhibits to those documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from the CEB at the following address and telephone number:
Council of Europe Development Bank
55, avenue Kléber
75116 Paris, France
+33 (0)1 47 55 55 00

THE COUNCIL OF EUROPE DEVELOPMENT BANK
The Council of Europe Development Bank is a multilateral development bank with a social vocation.
The CEB was established in 1956 by eight Council of Europe member states pursuant to a Partial Agreement between those states. The Bank is governed by the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe of March 6, 1959 (the “Protocol”), by its Articles of Agreement as amended (the “Articles”) and by regulations issued pursuant to the Articles. The CEB falls under the supreme authority of the Council of Europe but is legally separate and financially autonomous from it. Currently, 42 European states are members of the Bank (the “Member States”). The Bank is solely responsible for its own indebtedness, and the securities offered hereby are not the obligation of, or otherwise guaranteed by, the Council of Europe or any Member State.
Originally, the Bank’s primary purpose was to finance social programs related to the resettlement of refugees migrating to and between European countries in the aftermath of World War II. The Bank later extended the scope of its activities to include providing aid to victims of natural or ecological disasters and other social objectives directly contributing to strengthening social cohesion in Europe. These other social objectives currently include education and vocational training, health, social housing, employment in small and medium-sized enterprises, improving living conditions in urban and rural areas, protection of the environment, preservation of historic and cultural heritage, and infrastructure intended for administrative and judicial public services.
In order to serve these objectives, the Bank grants or guarantees long-term loans to its Member States or institutions approved by them. The CEB’s loans and guarantees typically cover only part of the cost of any project, supplementing each borrower’s own funds and credits from other sources, which may include other multilateral lending institutions.
The CEB funds its operations primarily through debt offerings in the international capital markets. The Bank’s capital consists of participating certificates which are subscribed to by its Member States. The Governing Board may, upon a proposal of the Administrative Council, make calls upon subscribed and unpaid capital in order to enable the CEB to meet its obligations, including to repay the Bank’s indebtedness. Since the CEB’s inception, no such calls have ever been made. In addition, the Governing Board may, upon a proposal of the Administrative Council, decide to increase the Bank’s subscribed capital.
The CEB is supervised by a Governing Board and an Administrative Council, each of which is composed of representatives of each of the Member States. The Bank is represented in all of its transactions and legal proceedings by a Governor appointed for a five-year term (which is renewable once) by the Governing Board. The Bank’s operational headquarters are located at 55, avenue Kléber, 75116 Paris, France.

USE OF PROCEEDS
Except as otherwise set forth in the applicable prospectus supplement and/or pricing supplement, the net proceeds from the sale of the securities offered hereby will be used in the general operations of the CEB, including disbursements of loans heretofore or hereafter granted by the CEB. The Bank can make no representation as to the particular projects for which, or borrowers to which, such loans will be made or as to the Member States in which such projects will be located.
DEBT RECORD
Since the CEB’s inception, there have been no defaults by the CEB on payment of principal or of interest on any of its debt.

DESCRIPTION OF SECURITIES
The following is a brief description of the terms and conditions of the securities offered by the CEB and the fiscal agency agreement with respect thereto. The description does not purport to be complete and is qualified in its entirety by reference to the fiscal agency agreement and to the form of global note filed by the CEB with the SEC as exhibits to the registration statement of which this prospectus constitutes a part. For a complete description of the securities, you should read the exhibits referred to.
General
The securities may be issued in one or more series as may be authorized from time to time by the CEB. Reference is made to the applicable prospectus supplement and/or pricing supplement for the following terms of securities offered thereby:
(i)   the designation;
(ii)   the aggregate principal amount and currency, any limit on such principal amount and authorized denominations;
(iii)   the percentage of their principal amount at which such securities will be issued;
(iv)   the maturity date;
(v)   the interest rate or method of determining the interest rate, if any;
(vi)   the interest payment dates, if any, and the dates from which interest accrues;
(vii)   any index, price or formula to be used for determining the amount of any payment of principal, premium or interest;
(viii)   any optional or mandatory redemption terms or purchase, repurchase or sinking fund provisions;
(ix)   whether such securities will be in bearer form, which may or may not be registrable as to principal, with interest coupons, if any, or in fully registered form, or both, and restrictions on the exchange of one form for another;
(x)   the record date;
(xi)   the governing law of the securities;
(xii)   if the securities can be redenominated into euro at the option of the CEB; and
(xiii)   any other terms of the securities.
There will be a fiscal agent or agents for the CEB in connection with the securities whose duties will be governed by a fiscal agency agreement. The CEB may replace the fiscal agent and may appoint different fiscal agents for different series of securities. The identity of the fiscal agent for each series of securities will be set forth in the applicable prospectus supplement and/or pricing supplement. The CEB may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent. The fiscal agent is the agent of the CEB, is not a trustee for the holders of the securities and does not have the same responsibilities or fiduciary duties to act for such holders as would a trustee.
Any monies paid by the CEB to the fiscal agent or any paying agent identified in a prospectus supplement and/or pricing supplement for the payment of the principal of (or premium, if any, on) or interest, respectively, on any securities that remain unclaimed at the end of ten years or five years, respectively, after such principal (or premium, if any) or interest shall have become due and payable (whether at maturity, upon call for redemption or otherwise) shall then be repaid to the CEB without undue delay. Upon such repayment all liability of the fiscal agent and any paying agent with respect to such monies shall cease. Any obligation the CEB may have to pay the principal of (or premium, if any, on) such securities shall terminate at the end of ten years after such principal or premium shall have become due and payable. Any obligation the CEB may have to pay any interest on such securities shall terminate at the end of five years after such interest shall have become due and payable.

Securities may be issued as discounted securities, which bear no interest or bear interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount. Special considerations applicable to any discounted securities will be described in the related prospectus supplement and/or pricing supplement.
Principal of, and premium, if any, on, and interest on the securities will be payable at such place or places and in such currency or currencies as are designated by the CEB and set forth in the applicable prospectus supplement and/or pricing supplement. Interest on fully registered securities will be paid by wire transfer to the persons in whose names securities are registered at the close of business on the record dates designated in the applicable prospectus supplement and/or pricing supplement at each such person’s address appearing on the register of securities.
Ranking
The securities shall rank pari passu without any preference among themselves and equally with all other unsecured unsubordinated indebtedness for borrowed money of the CEB represented by notes, bonds or other securities.
Negative Pledge
So long as any security remains outstanding the CEB undertakes that it will not create any mortgage, pledge or other charge upon, or with respect to, any of its present or future assets or revenues to secure any money borrowed represented by any unsubordinated notes, bonds or other securities which are quoted, listed or ordinarily dealt in on any stock exchange or other organized securities market, or any guarantee thereof, unless the CEB shall simultaneously therewith or prior thereto, take any and all action necessary to procure that all amounts payable under the securities offered hereby are secured equally and ratably with such other security, provided however, that the foregoing shall not apply to:
(i)   any lien created as security for the payment of such indebtedness or guarantee incurred for the purpose of financing or refinancing the purchase of any property;
(ii)   any lien arising in the ordinary course of business and securing a debt maturing not more than one year after the date on which it is originally incurred; or
(iii)   any extension or renewal of the foregoing.
Default, Acceleration of Maturity
Each of the following will constitute an “event of default” with respect to the securities of a series then outstanding:
(i)   default is made in the payment in full of any principal or interest due on the securities of such series on the due date and such default continues for a period of thirty days; or
(ii)   the CEB fails to perform or observe any of its other obligations under any of the securities of such series and such failure continues for the period of ninety days next following the service by the relevant holder on the CEB and the fiscal agent of notice requiring the same to be remedied; or
(iii)   the CEB shall become insolvent or be liquidated under Article XV Section 3 of its Articles of Agreement or otherwise cease to exist.
If any event of default shall occur in relation to the securities of a series then outstanding, any holder of securities of such series may, by written notice to the CEB and the fiscal agent, declare the principal of and any accrued interest on the securities of such series held by it to be, and the principal and accrued interest shall thereupon become, immediately due and payable, unless prior to receipt of the notice by the CEB, all events of default in respect of the securities of such series are cured. If, following receipt of such notice by the CEB, all arrears of interest upon all the securities of this series and all other sums due in respect thereof (except any principal payments which shall not have matured by their terms) have been duly paid by the CEB and all other defaults hereunder are cured, the declaration may be rescinded by such holder with respect to the previously accelerated securities upon delivery of written notice of the rescission to the CEB and the fiscal agent.

Redemption
Except as otherwise provided in the prospectus supplement and/or pricing supplement, if the securities of a series provide for redemption at the election of the CEB, such redemption shall be upon not less than 20 days’ notice to the fiscal agent. In the event of redemption in part, the securities to be redeemed will be selected, in the case of registered securities, by such usual method as the fiscal agent shall deem fair and appropriate. Notices to the holders of the securities will be published in a daily English language newspaper of general circulation in London and in New York, provided that for so long as any securities are represented by global securities notices may be given by delivery of the relevant notice to the relevant securities clearing systems for communication by each of them to entitled participants in substitution for publication in any such newspaper. So long as the securities are listed on one or more stock exchanges and the rules of such stock exchange(s) so require, notices shall also be published in such manner as the rules of such stock exchange(s) may require.
Repurchase
The CEB may repurchase securities of a series at any time and price in the open market or otherwise. Securities repurchased by the CEB may, at the CEB’s discretion, be held, resold (subject to compliance with applicable securities and tax laws) or surrendered to the fiscal agent for cancellation.
Amendments
Each and every holder of the securities of a series then outstanding must consent to any amendment of a provision of the securities of such series or the fiscal agency agreement that would:
(1)
change the due date of the principal of or interest on the securities of such series;

(2)
reduce the principal amount, interest rate or amount payable upon acceleration of the due date of the securities of such series;

(3)
change the currency or place of payment of principal of or interest on the securities of such series; or

(4)
reduce the proportion of the principal amount of the securities of such series that must be held by any of the holders to vote to amend or supplement the terms of the fiscal agency agreement or the securities of such series.

The CEB may, however, with the written consent of the holders of 662/3% of the principal amount of the securities of a series then outstanding, or upon the affirmative vote in person or by proxy of 662/3% of the principal amount of the securities of such series at a meeting duly called and held, modify any of the other terms or provisions of the securities of such series or the fiscal agency agreement. Such holders may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the securities of such series to be made, taken or given by holders of the securities of such series. Also, the CEB may, in agreement with the fiscal agent but without the vote or consent of the holders of the securities of a series, modify any of the terms and conditions of the fiscal agency agreement and the securities of such series for the purpose of:
(1)
adding to the CEB’s covenants for the benefit of the holders of the securities;

(2)
surrendering any right or power conferred on the CEB;

(3)
securing the securities;

(4)
curing any ambiguity or correcting or supplementing any defective provision of the fiscal agency agreement or the securities; or

(5)
for any purpose that the CEB and the fiscal agent may consider necessary or desirable that does not, in the sole opinion of the CEB, adversely affect the interests of the holders of the securities of such series in any material respect.

Governing Law, Jurisdiction and Consent to Service
The securities will be governed by, and interpreted in accordance with, the laws of the State of New York, or the law of any other jurisdiction as may be specified in a prospectus supplement and/or pricing supplement, to the extent that the application of New York or such other law does not derogate from the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe adopted on March 6, 1959 (the “Third Protocol”) or from the Articles of Agreement of the CEB.
The CEB agrees not to claim and will waive (to the fullest extent permitted by applicable law and by the Third Protocol) irrevocably any immunity from jurisdiction or execution to which it or its property might otherwise be entitled in any action arising out of or based upon the securities of any series which may be duly instituted in any State or Federal court in The City and State of New York by a holder of a security of such series. The CEB will appoint CSC Corporation as its authorized agent upon which process may be served in any action arising out of or based upon the securities of any series which may be instituted in any State or Federal court in The City and State of New York by the holder of a security of such series and will accept the jurisdiction of any such court in respect of such action. Such appointment shall be irrevocable so long as any of the securities of any series remain outstanding unless and until the appointment of a successor authorized agent and such successor’s acceptance of such appointment.
Notwithstanding the foregoing, the CEB’s waiver of immunity shall not extend to actions brought under the U.S. Federal securities laws, and the appointment of an authorized agent and acceptance of jurisdiction shall not extend to actions brought under the U.S. Federal securities laws. If you bring an action against the CEB under U.S. Federal securities laws, unless the CEB waives immunity with respect to such action, you would be able to obtain a United States judgment in such action against the CEB only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976, as amended, precludes the assertion of sovereign immunity by the CEB.
With respect to execution, the U.S. Foreign Sovereign Immunities Act of 1976, as amended, provides that commercial property located in the United States of an agency or instrumentality of a foreign state may be levied upon for the satisfaction of judgments rendered against it by U.S. courts in connection with its commercial activities. However, the property and assets of the CEB, wheresoever located and by whomsoever held, shall be immune from all forms of seizure, attachment or execution before the delivery against the CEB of an enforceable judgment which can no longer be disputed by common remedies at law.

UNDERWRITING
The CEB may sell securities in any of three ways: (i) through underwriters or dealers, (ii) directly to one or a limited number of institutional purchasers or (iii) through agents. Each prospectus supplement and/or pricing supplement with respect to securities will set forth the terms of the offering of such securities, including the name or names of any underwriters, the price of such securities and the net proceeds to the CEB from such sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.
If underwriters are used, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. The obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Securities may be sold directly by the CEB to one or more institutional purchasers, or through agents designated by the CEB from time to time. Any agent involved in the offer or sale of securities will be named, and any commissions payable by the CEB to such agent will be set forth, in the applicable prospectus supplement and/or pricing supplement. Any such agent will be acting on a best efforts basis for the period of its appointment.
The CEB may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from the CEB at the public offering price set forth in such prospectus supplement and/or pricing supplement pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Such contracts will be subject only to those conditions set forth in such prospectus supplement and/or pricing supplement and such prospectus supplement and/or pricing supplement will set forth the commission payable for solicitation of such contracts.
Agents and underwriters may be entitled under agreements entered into with the CEB to indemnification by the CEB against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the CEB in the ordinary course of business.

GLOBAL CLEARANCE AND SETTLEMENT
The securities will be issued in the form of one or more fully registered global certificates, registered in the name of Cede & Co. as nominee for The Depository Trust Company (“DTC”), and/or any other form as identified in the applicable prospectus supplement and/or pricing supplement (each a “Global Security”). The Global Securities will be deposited, until all obligations of the CEB under the securities are satisfied, with a custodian for DTC and/or any other depositary or depositaries identified in the applicable prospectus supplement and/or pricing supplement (each a “Depositary”), which may include Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking S.A. (“Clearstream, Luxembourg”). Beneficial interests in the Global Securities will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear, Clearstream, Luxembourg and/or any other relevant securities clearing systems.
The CEB anticipates that the following provisions will apply to depositary arrangements:
Upon the issuance of a Global Security, the CEB expects that the applicable Depositary, or its nominee, will credit on its book-entry registration and transfer system the respective principal amounts of the securities represented by such Global Security to the accounts of persons that have accounts with such Depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or agents with respect to such securities or by the CEB if such securities are offered and sold directly by the CEB. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Except as provided below, the securities will not be held in definitive form. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and on the records of direct or indirect participants (with respect to interests of persons other than participants). Owners of beneficial interests in a Global Security (other than participants) will not receive written confirmation from the applicable Depositary of their purchases. Each beneficial owner is entitled to receive, upon request, written confirmation providing details of the transaction as well as periodic statements of its holdings from the Depositary (if such beneficial owner is a participant) or from the participant through which such beneficial owner entered into the transaction (if such beneficial owner is not a participant). The laws in some states of the United States require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.
Any payment of principal or interest due on any securities on any interest payment date or at maturity will be made available by the CEB to the fiscal agent or any paying agent on or before such date. On the respective payment date, the fiscal agent and/or any paying agent will make such payments to the Depositary or its nominee, as the case may be, in accordance with arrangements between the fiscal agent and/or any paying agent and such Depositary or its nominee. Such Depositary or its nominee, upon receipt of any payment of principal or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary or its nominee. Payments by direct or indirect participants to owners of beneficial interests in such Global Security held through such direct or indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants. Neither the CEB nor the fiscal agent nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
So long as a Depositary, or its nominee, is the registered owner or holder, as the case may be, of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the securities represented by such Global Security for all purposes of the securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the securities represented by such Global Security registered in their names and will not receive or be entitled to receive physical delivery of definitive securities in bearer form. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the applicable Depositary, or its nominee, and, if such person is not a participant, on the procedures of such direct or indirect participant through which such person owns its interest, to exercise any rights of a holder of securities.
Except as otherwise set forth in the applicable prospectus supplement and/or pricing supplement, a Global Security may not be transferred without the prior written consent of the CEB and except as a whole by the applicable Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or any other nominee of such Depositary, or by such Depositary or any such nominee to another Depositary for such securities or its nominee or to a successor of the Depositary or a nominee of such successor. Securities represented by a Global Security are exchangeable for certificated securities in definitive form (“Certificated Securities”) of like tenor as such securities:
(i)   if the related Depositary notifies the CEB that it is unwilling or unable to continue as Depositary for such Global Security or if at any time such Depositary ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered and notifies the CEB thereof, and, in either case, a replacement Depositary is not appointed within five business days of receipt by the CEB of a notice to either effect,
(ii)   if the CEB in its discretion at any time determines not to have all of the applicable securities represented by such Global Security, or
(iii)   in such other events as may be specified in a prospectus supplement and/or pricing supplement.
Any security that is exchangeable pursuant to the preceding sentence is exchangeable for Certificated Securities registered in such names as the applicable Depositary shall direct. Certificated Securities may be presented for registration of transfer or exchange at the office of the fiscal agent in such place as is specified in a prospectus supplement and/or pricing supplement. Subject to the foregoing or as otherwise provided herein or in a prospectus supplement and/or pricing supplement, a Global Security is not exchangeable, except for a Global Security or Global
Securities of the same tenor and amount to be registered in the name of the Depositary or its nominee.
The Depository Trust Company.   DTC has informed the CEB that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that direct DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among direct DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of the The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.
Euroclear and Clearstream, Luxembourg.   Euroclear and Clearstream, Luxembourg have informed the CEB that: Euroclear and Clearstream, Luxembourg each hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movements of securities certificates. Euroclear and Clearstream, Luxembourg provide various services to their participants including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective participants may settle trades with each other. Euroclear and Clearstream, Luxembourg participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Euroclear or Clearstream, Luxembourg.
The following arrangements will apply to the securities:
Initial settlement for the securities will be made in immediately available funds in the currency in which the securities are denominated (i.e., for value on the date of delivery of the securities). Certain underwriters are prepared to arrange for currency conversions, if necessary, to enable certain investors to make payments in another currency than the currency in which the securities are denominated (see “Currency Conversions and Foreign Exchange Risks” below).
Investors electing to hold the securities through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC.
Investors electing to hold the securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds.
Beneficial interests in the Global Securities will be represented, and transfers of such beneficial interests will be effected, through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream, Luxembourg. Investors may elect to hold interests in the securities through any of DTC, Euroclear or Clearstream, Luxembourg if they are participants of such systems, or indirectly through organizations which are participants in such systems.
All securities will be recorded in a register maintained by the fiscal agent. The fiscal agent will be responsible for (i) maintaining a record of the aggregate holdings of all outstanding securities; (ii) ensuring that payments of principal and interest in respect of the securities received by the fiscal agent from the CEB are duly credited to the holders of the securities; and (iii) transmitting to the CEB any notices from the holders of the securities.
Trading between Euroclear and/or Clearstream, Luxembourg Accountholders.   Secondary market sales of book-entry interests in the securities held through Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the securities through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.
Trading between DTC Participants.   Secondary market sales of book-entry interests in the securities between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to U.S. corporate debt obligations in DTC’s Same Day Funds Settlement System.
Trading between DTC Participants and Euroclear/Clearstream, Luxembourg Accountholders.   Secondary market sales of book-entry interests in the securities between DTC participants on one hand and Euroclear/Clearstream, Luxembourg accountholders on the other will be conducted in accordance with the rules and procedures established for such sales by DTC, Euroclear and Clearstream, Luxembourg, as applicable, and will be settled using the procedures established for such sales by DTC, Euroclear and Clearstream, Luxembourg, as applicable.
Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the securities among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. None of the CEB, any agent or manager or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the Securities Act, will have any responsibility for the performance by DTC, Euroclear, Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS
Currency Conversions
Initial purchasers are required to make payments in the currency in which the securities are denominated. The CEB, through underwriters or dealers, may arrange for currency conversions to enable certain investors to make payments in another currency other than the currency in which the securities are denominated. Each such conversion will be made by such underwriter or dealer on such terms and subject to such conditions, limitations and charges as such underwriter or dealer may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable laws and regulations.
Non-U.S. Dollars
Investors who hold beneficial interests in the securities, directly or indirectly, through DTC will be paid in U.S. dollars converted from such payments in the currency in which the securities are denominated by the fiscal agent, unless a registered holder, on behalf of any such owner of beneficial interests, elects to receive payments in the currency in which the securities are denominated outside DTC. All costs of conversion, if any, will be borne by holders of beneficial interests in the Global Security receiving U.S. dollar payments by deduction from those payments. The U.S. dollar amount of any payment of principal or interest to be received by such a registered holder not electing to receive payments in the currency in which the securities are denominated, as the case may be, will be based on the fiscal agent’s bid quotation. The date and the time on which the fiscal agent’s bid quotation is determined may be specified in the prospectus supplement and/or pricing supplement with respect to those securities. If this bid quotation is not available, all such payments will be made in the currency in which the securities are denominated outside DTC. As long as securities continue to be represented by the Global Security, the currency in which the securities are denominated converted into U.S. dollars will be paid to the order of Cede & Co. for payment to participants in DTC (each a “DTC Participant”) in accordance with customary procedures established from time to time by DTC.
An owner of a beneficial interest in the Global Security may receive payment in respect of principal or interest of the securities in the currency in which the securities are denominated, by notifying the DTC Participant through which its beneficial interest in the Global Security is held on or prior to the record date of (i) such investor’s election to receive such payment in the currency in which the securities are denominated and (ii) wire transfer instructions to an account entitled to receive the relevant payment. The DTC Participant must notify DTC of such election and wire transfer instructions within the applicable time frame set by DTC which the DTC Participant must make itself knowledgeable of as it may change from time to time. DTC will notify the fiscal agent of such election and wire transfer instructions prior to the payment of principal or interest. If complete instructions are received by the DTC Participant and forwarded by the DTC Participant to DTC and by DTC to the fiscal agent within the applicable time frame set by DTC, the investor will receive payment in the currency in which the securities are denominated, outside DTC; otherwise only U.S. dollar payments will be made by the fiscal agent to holders of beneficial interests in the Global Security. All costs of such payment by wire transfer will be borne by registered holders receiving such payments by deduction from such payments.
Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see “Foreign Exchange Risks” below.
Foreign Exchange Risks
An investment in securities offered from time to time denominated and payable in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities or maintains its accounts (the “home currency”) may entail significant risks. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the currency in which the securities are denominated (if different than the home currency). Such risks generally depend on events over which the CEB has no control, such as economic and political events and the supply of and demand for the currency in which the securities are denominated and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the securities. Depreciation of the currency in which the securities are denominated (if different than the home currency) against the relevant home currency could result in a decrease in the effective yield of such securities below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

UNITED STATES TAXATION
This section describes the material United States federal income tax consequences of owning the securities offered by the CEB. It is the opinion of Sullivan & Cromwell LLP, counsel to the CEB. It applies to you only if you acquire securities in an initial offering and you hold your securities as capital assets for tax purposes. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•
a dealer in securities or currencies,

•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•
a bank,

•
a life insurance company,

•
a tax-exempt organization,

•
a person that owns securities that are a hedge or that are hedged against interest rate or currency risks,

•
a person that owns securities as part of a straddle or conversion transaction for tax purposes,

•
a person that purchases or sells securities as part of a wash sale for tax purposes, or

•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement and/or pricing supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.
Please consult your own tax advisor concerning the consequences of owning these securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.
United States Holders
This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a security and you are, for United States federal income tax purposes:
•
a citizen or resident of the United States,

•
a domestic corporation,

•
an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “— Non-United States Holders” below.

Book/Tax Conformity
United States holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below. It is not entirely clear to what types of income the book/tax conformity rule applies, or, in some cases, how the rule is to be applied if it is applicable. However proposed regulations generally would exclude, among other items, original issue discount and market discount (in either case, whether or not de minimis) from the applicability of the book/tax conformity rule. Although the proposed regulations generally will not be effective until taxable years beginning after the date on which they are issued in final form, taxpayers generally are permitted to elect to rely on their provisions currently. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.
Payments of Interest
Except as described below in the case of interest on a discount security that is not qualified stated interest, each as defined below under “— Original Issue Discount — General”, you will be taxed on any interest on your security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.
Interest paid by the CEB on the securities and original issue discount, if any, accrued with respect to the securities (as described below under “Original Issue Discount”) is generally income from sources outside the United States and will generally be “passive” income for purposes of the rules regarding the foreign tax credit allowable to a United States holder.
Foreign Currency Securities — Cash Basis Taxpayers.   If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you would recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.
Foreign Currency Securities — Accrual Basis Taxpayers.   If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you would determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.
If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it would apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.
When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount
General.   If you own a security, other than a short-term security with a term of one year or less, it would be treated as a discount security issued at an original issue discount (“OID”) if the amount by which the security’s stated redemption price at maturity exceeds its issue price is equal to or more than a de minimis amount. Generally, a security’s issue price will be the first price at which a substantial amount of securities included in the issue of which the security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A security’s stated redemption price at maturity is the total of all payments provided by the security that are not payments of qualified stated interest. Generally, an interest payment on a security is qualified stated interest if it is one of a series of stated interest payments on a security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the security. There are special rules for variable rate securities that are discussed under “— Variable Rate Securities”.
In general, your security is not a discount security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1∕4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. If your security has de minimis original issue discount, you would include the de minimis amount in income as stated principal payments are made on the security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your security’s de minimis original issue discount by a fraction equal to:
•
the amount of the principal payment made

   divided by:
•
the stated principal amount of the security.

Generally, if your discount security matures more than one year from its date of issue, you would include OID in income before you receive cash attributable to that income. The amount of OID that you would include in income is calculated using a constant-yield method, and generally you would include increasingly greater amounts of OID in income over the life of your security. More specifically, you can calculate the amount of OID that you would include in income by adding the daily portions of OID with respect to your discount security for each day during the taxable year or portion of the taxable year that you hold your discount security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount security and you may vary the length of each accrual period over the term of your discount security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount security must occur on either the first or final day of an accrual period.
You can determine the amount of OID allocable to an accrual period by:
•
multiplying your discount security’s adjusted issue price at the beginning of the accrual period by your security’s yield to maturity, and then

•
subtracting from this figure the sum of the payments of qualified stated interest on your security allocable to the accrual period.

You must determine the discount security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount security’s adjusted issue price at the beginning of any accrual period by:
•
adding your discount security’s issue price and any accrued OID for each prior accrual period, and then

•
subtracting any payments previously made on your discount security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you would allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you would increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.
The amount of OID allocable to the final accrual period is equal to the difference between:
•
the amount payable at the maturity of your security, other than any payment of qualified stated interest, and

•
your security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium.   If you purchase your security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your security after the purchase date but is greater than the amount of your security’s adjusted issue price, as determined above under “— General”, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, then you would reduce the daily portions of OID by a fraction equal to:
•
the excess of your adjusted basis in the security immediately after purchase over the adjusted issue price of the security divided by:
•
the excess of the sum of all amounts payable, other than qualified stated interest, on the security after the purchase date over the security’s adjusted issue price.

Pre-Issuance Accrued Interest.   An election may be made to decrease the issue price of your security by the amount of pre-issuance accrued interest if:
•
a portion of the initial purchase price of your security is attributable to pre-issuance accrued interest,

•
the first stated interest payment on your security is to be made within one year of your security’s issue date, and

•
the payment would equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment would be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your security.
Securities Subject to Contingencies Including Optional Redemption.   Your security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you would determine the yield and maturity of your security by assuming that the payments would be made according to the payment schedule most likely to occur if:
•
the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•
one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you would include income on your security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement and/or pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the security under an alternative payment schedule or schedules, then:
•
in the case of an option or options that we may exercise, we would be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your security and

•
in the case of an option or options that you may exercise, you would be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your security.

If both you and we hold options described in the preceding sentence, those rules would apply to each option in the order in which they may be exercised. You may determine the yield on your security for the purposes of those calculations by using any date on which your security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your security as the principal amount payable at maturity.
If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you would redetermine the yield and maturity of your security by treating your security as having been retired and reissued on the date of the change in circumstances for an amount equal to your security’s adjusted issue price on that date.
Election to Treat All Interest as Original Issue Discount.   You may elect to include in gross income all interest that accrues on your security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Securities Purchased at a Premium,” or acquisition premium.
If you make this election for your security, then, when you apply the constant-yield method:
•
the issue price of your security would equal your cost,

•
the issue date of your security would be the date you acquired it, and

•
no payments on your security would be treated as payments of qualified stated interest.

Generally, this election will apply only to the security for which you make it; however, if the security has amortizable bond premium, you would be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or thereafter. Additionally, if you make this election for a market discount security, you would be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a security or the deemed elections with respect to amortizable bond premium or market discount securities without the consent of the Internal Revenue Service.
Variable Rate Securities. Your security would be a variable rate security if:
•
your security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•
.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•
15 percent of the total noncontingent principal payments;

•
your security provides for stated interest, compounded or paid at least annually, only at:

•
one or more qualified floating rates,

•
a single fixed rate and one or more qualified floating rates,

•
a single objective rate, or

•
a single fixed rate and a single objective rate that is a qualified inverse floating rate, and

•
the value of any variable rate on any date during the term of your security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your security would have a variable rate that is a qualified floating rate if:
•
variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your security is denominated; or

•
the rate is equal to such a rate either:

•
multiplied by a fixed multiple that is greater than 0.65 but not more than 1.35, or

•
multiplied by a fixed multiple greater than 0.65 but not more than 1.35, and then increased or decreased by a fixed rate.

If your security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the security, the qualified floating rates together constitute a single qualified floating rate.
Your security would not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are caps, floors or governors that are fixed throughout the term of the security or such restrictions are not reasonably expected to significantly affect the yield on the security.
Your security would have a variable rate that is a single objective rate if:
•
the rate is not a qualified floating rate, and

•
the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party.

Your security would not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your security’s term would be either significantly less than or significantly greater than the average value of the rate during the final half of your security’s term.
An objective rate as described above is a qualified inverse floating rate if:
•
the rate is equal to a fixed rate minus a qualified floating rate and

•
the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your security would also have a single qualified floating rate or an objective rate if interest on your security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:
•
the fixed rate and the qualified floating rate or objective rate have values on the issue date of the security that do not differ by more than 0.25 percentage points or

•
the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your security.
If your variable rate security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally would determine the interest and OID accruals on your security by:
•
determining a fixed rate substitute for each variable rate provided under your variable rate security,

•
constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•
determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•
adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your security.
If your variable rate security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally would determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate security would be treated, for purposes of the first three steps of the determination, as if your security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.
Short-Term Securities.   In general, if you are an individual or other cash basis United States holder of a short-term security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you would be required to accrue OID on short-term securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term security would be ordinary income to the extent of the accrued OID, which would be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term securities, you would be required to defer deductions for interest on borrowings allocable to your short-term securities in an amount not exceeding the deferred income until the deferred income is realized.
When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term security, including stated interest, in your short-term security’s stated redemption price at maturity.
Foreign Currency Discount Securities.   If your discount security is denominated in, or determined by reference to, a foreign currency, you would determine OID for any accrual period on your discount security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— United States Holders — Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your security.

Market Discount
You would be treated as if you purchased your security, other than a short-term security, at a market discount, and your security would be a market discount security if:
•
you purchase your security for less than its issue price as determined above under “Original Issue Discount — General” and

•
the difference between the security’s stated redemption price at maturity or, in the case of a discount security, the security’s revised issue price, and the price you paid for your security is equal to or greater than 1∕4 of 1 percent of your security’s stated redemption price at maturity multiplied by the number of complete years to the security’s maturity. To determine the revised issue price of your security for these purposes, you generally add any OID that has accrued on your security to its issue price.

If your security’s stated redemption price at maturity or, in the case of a discount security, its revised issue price, exceeds the price you paid for the security by less than 1∕4 of 1 percent of your security’s stated redemption price at maturity multiplied by the number of complete years to the security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.
You must treat any gain you recognize on the maturity or disposition of your market discount security as ordinary income to the extent of the accrued market discount on your security. Alternatively, you may elect to include market discount in income currently over the life of your security. If you make this election, it would apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount security and do not make this election, you would generally be required to defer deductions for interest on borrowings allocable to your security in an amount not exceeding the accrued market discount on your security until the maturity or disposition of your security.
If you own a market discount security, the market discount would accrue on a straight-line basis unless an election is made to accrue market discount using a constant-yield method. If you make this election, it would apply only to the security with respect to which it is made and you may not revoke it. You would, however, not include accrued market discount in income unless you elect to do so as described above.
Securities Purchased at a Premium
If you purchase your security for an amount in excess of its principal amount (or, in the case of a discount security, in excess of the sum of all amounts payable on the security after the acquisition date (other than payments of qualified stated interest)), you may elect to treat the excess as amortizable bond premium. If you make this election, you would reduce the amount required to be included in your income each accrual period with respect to interest on your security by the amount of amortizable bond premium allocable to that accrual period, based on your security’s yield to maturity.
If the amortizable bond premium allocable to an accrual period exceeds your interest income from your security for such accrual period, such excess is first allowed as a deduction to the extent of interest included in your income in respect of the security in previous accrual periods and is then carried forward to your next accrual period. If the amortizable bond premium allocable and carried forward to the accrual period in which your security is sold, retired or otherwise disposed of exceeds your interest income for such accrual period, you would be allowed an ordinary deduction equal to such excess.
If your security is denominated in, or determined by reference to, a foreign currency, you would compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium would reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your security is generally taxable as ordinary income or loss.
If you make an election to amortize bond premium, it would apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.
Purchase, Sale and Retirement of the Securities
Your tax basis in your security will generally be the U.S. dollar cost, as defined below, of your security, adjusted by:
•
adding any OID or market discount previously included in income with respect to your security, and then

•
subtracting any payments on your security that are not qualified stated interest payments and any amortizable bond premium to the extent that such premium either reduced interest income on your security or gave rise to a deduction on your security.

If you purchase your security with foreign currency, the U.S. dollar cost of your security would generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your security would be the U.S. dollar value of the purchase price on the settlement date of your purchase.
You will generally recognize gain or loss on the sale or retirement of your security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your security. If your security is sold or retired for an amount in foreign currency, the amount you realize would be the U.S. dollar value of such amount on the date the security is disposed of or retired, except that in the case of a security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, would determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.
You will recognize capital gain or loss when you sell or retire your security, except to the extent:
•
described above under “— Original Issue Discount — Short-Term Securities” or “— Market Discount”, or

•
attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.
You must treat any portion of the gain or loss that you recognize on the sale or retirement of a security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.
Exchange of Amounts in Other Than U.S. Dollars
If you receive foreign currency as interest on your security or on the sale or retirement of your security, your tax basis in the foreign currency would equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally would have a tax basis equal to the U.S. dollar value of the foreign currency, on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase securities or exchange it for U.S. dollars, any gain or loss recognized generally would be ordinary income or loss.
Indexed Securities and Renewable, Extendible and Amortizing Securities
The applicable prospectus supplement and/or pricing supplement will discuss any special United States federal income tax rules with respect to securities the payments on which are determined by reference to any index, securities that are subject to the rules governing contingent payment obligations, renewable and extendible securities and securities providing for the periodic payment of principal over the life of the security.

Information with Respect to Foreign Financial Assets
A United States holder that owns “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year may be required to file an information report with respect to such assets with its tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the securities.
Non-United States Holders
This subsection describes the tax consequences to a Non-United States holder. The discussion below does not address the tax consequences to a Non-United States holder of an investment in a security that references directly or indirectly the performance of United States equities. The tax treatment of any such securities will be discussed in the applicable prospectus supplement and/or pricing supplement.
You are a Non-United States holder if you are the beneficial owner of a security and you are, for United States federal income tax purposes:
•
a nonresident alien individual,

•
a foreign corporation, or

•
an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a security.

If you are a United States holder, this subsection does not apply to you.
Payments of Interest.   Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a Non-United States holder of a security interest on a security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:
•
you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•
you both

•
have an office or other fixed place of business in the United States to which the interest is attributable and

•
derive the interest in the active conduct of a banking, financing or similar business within the United States, or are a corporation with a principal business of trading in stocks and securities for its own account.

Purchase, Sale, Retirement and Other Disposition of the Securities.   If you are a Non-United States holder of a security, you generally would not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a security unless:
•
the gain is effectively connected with your conduct of a trade or business in the United States or

•
you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.
Treasury Regulations Requiring Disclosure of Reportable Transactions
Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the securities in connection with a U.S. trade or business) that recognizes a loss with respect to the securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.
Foreign Account Tax Compliance Withholding
Certain provisions of United States law (“FATCA”) impose a 30% withholding tax on certain payments to non-United States financial institutions and other entities that fail to comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. The United States and France have signed an intergovernmental agreement (the “IGA”) to implement FATCA. The CEB believes that it is treated as a “Non-Reporting French Financial Institution” and an “exempt beneficial owner” under the IGA. Accordingly, the CEB does not expect to withhold FATCA tax from any payment it would make on the securities.
Backup Withholding and Information Reporting
If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally would apply to payments of principal and interest on a security within the United States, and the payment of proceeds to you from the sale of a security effected at a United States office of a broker. Information reporting may also apply in respect of any OID that accrues on a discount security.
Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of interest payments) are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.
If you are a Non-United States holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest made to you outside the United States by the CEB or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal and interest made within the United States and the payment of the proceeds from the sale of a security effected at a United States office of a broker, as long as either (i) you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.
Payment of the proceeds from the sale of a security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

VALIDITY OF THE SECURITIES
The validity of the securities will be passed upon on behalf of CEB by Sullivan & Cromwell LLP, Paris, France, and for any underwriters by Cleary Gottlieb Steen & Hamilton LLP, Paris, France, or by such other counsel as may be named in the applicable prospectus supplement and/or pricing supplement. Sullivan & Cromwell LLP and counsel to the underwriters may rely as to certain matters on the opinion of the CEB’s General Counsel.
AUTHORIZED REPRESENTATIVE
The name and address of the authorized representative of the CEB in the United States for the purposes of the Securities Act in connection with the registration statement of which this prospectus is a part is Puglisi & Associates, whose address is 850 Library Avenue, Suite 204, Newark, Delaware 19711, USA.
EXPERTS
The financial statements of the CEB for the fiscal years ended December 31, 2018 and December 31, 2019, including the balance sheets, the income statements, the statements of comprehensive income, the statements of changes in equity, the statements of cash flows and notes comprising a summary of significant accounting policies and other explanatory notes, included in the CEB’s annual reports on Form 18-K and incorporated by reference herein, have been audited by Ernst & Young Audit, Paris, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference, and are included in reliance upon their report given on the authority of this firm as experts in accounting and auditing.
ENFORCEMENT OF CIVIL LIABILITIES AGAINST CEB
The headquarters of CEB’s operational services are located in France and the Governor of the CEB and the members of its Governing Board, Administrative Council, Executive Committee and Auditing Board as well as the experts referred to in this prospectus, are in most or all cases non-residents of the United States, and all or a substantial portion of the assets of the CEB and of such other persons may be located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over these persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of U.S. courts against such persons, including judgments predicated upon civil liabilities under U.S. securities laws. There may be doubt as to the enforceability in courts outside the United States in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in such courts of judgments of U.S. courts, including judgments imposing liabilities predicated upon U.S. securities laws. Such enforceability would also be subject to the Articles and the Protocol, which allow the CEB to apply national law as long as the CEB expressly agrees to such application and such law does not derogate from the Articles or the Protocol. As a result, if the application of New York law under the terms of the securities were to derogate from the Articles or the Protocol, then the Articles or the Protocol would prevail (although the CEB does not believe that this would affect the ability of a holder of a security to make a claim in the event that any payment is not made under the securities). In addition, the Articles and the Protocol grant the Bank certain privileges and immunities, including with respect to its assets and property, that may render enforcement of judgments of U.S. courts difficult or impossible.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of this date.

Council of Europe
Development Bank
Debt Securities